Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 9, 2026, with respect to the financial statements and supplemental information included in the Annual Report of Dillard’s, Inc. Investment & Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Dillard’s, Inc. on Form S-8 (File No. 333-239143, 333-220063, 333-202574, 333-181623, and 333-167937).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

June 9, 2026